Exhibit 99.1

News Release

6705 Rockledge Drive, Suite 900

Bethesda, MD 20817-1850

(301) 581-0600

FOR IMMEDIATE RELEASE	Contact:	Shawn M. Guertin

     Chief Financial Officer

     (301) 581-5701

     John Stelben

     VP, Investor Relations

     (301) 581-5729

Coventry Health Care Reports Record First Quarter Earnings of $1.09 per Diluted Share

Increases 2005 EPS Guidance $0.05 To $4.48 to $4.58

Bethesda, Maryland (May 3, 2005) — Coventry Health Care, Inc. (NYSE: CVH) today reported operating results for the quarter ended March 31, 2005. Operating revenues totaled $1.57 billion for the quarter, a 21.5% increase over the first quarter of 2004. Net earnings were $112.7 million, or $1.09 per diluted share, a 51.6% increase over net earnings for the first quarter of 2004 and a 32.9% increase on a per diluted share basis. The quarter includes results from Coventry’s First Health acquisition for the period from when the transaction closed on January 28, 2005 through March 31, 2005.

“I am delighted with the progress our Company made in the first quarter of 2005,” said Dale B. Wolf, chief executive officer of Coventry. “Our health plan earnings came in slightly ahead of plan, First Health revenue is settling in as expected, and operations and expense reduction progress is either at or ahead of schedule in almost all areas. Overall, our opportunities and prospects have never been better.”

Consolidated First Quarter Highlights

•	Revenues up 21.5% over the prior year quarter
•	EPS up 32.9% over the prior year quarter
•	First Health $0.04 or 3.8% accretive in Q1 2005
•	Cash flow from operations of $217.3 million or 193% of net income

Health Plan Business First Quarter Highlights:

•	Health Plan Membership up 0.7% over the prior year quarter
•	Revenues up 10.5% over the prior year quarter
•	Medical Loss Ratio (MLR) of 79.8% improves 150 basis points over prior year quarter
•	SGA ratio of 11.2% is an improvement of 40 basis points over the prior year quarter
•	Operating Margin of 10.4%, up 180 basis points over the prior year quarter

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Membership. As of March 31, 2005, Coventry had total health plan membership of 2.45 million members, an increase of 18,000 members, or 0.7%, over the prior year quarter and a decrease of 60,000 members over the prior quarter due to previously announced large group losses primarily in the St. Louis marketplace.

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Health Plan Insured Commercial Rate Increases. Commercial insured yields rose to $242.10 PMPM (per member per month) in the quarter, an increase of 9.0% over the prior year quarter. The Company expects the 2005 commercial risk yield increase, net of benefit buydowns, to be in the range of 9.5% to 10.5%. Rate increases are expected to rise during the year as there is a higher mix of small group renewals than in the first quarter.

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Medical Loss Ratio (MLR). Health Plan MLR was 79.8%, a 150 basis point improvement over the prior year quarter, primarily driven by Medicare results. Commercial MLR of 78.8% improved 60 basis points, Medicare MLR of 82.2% improved 670 basis points, and Medicaid MLR of 83.4% improved 350 basis points.

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Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 11.2% of operating revenues for the quarter, an improvement of 40 basis points over the prior year quarter. SG&A PMPM of $21.68 is an increase of 5.6% over the prior year quarter.

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Balance Sheet. Net Premium Accounts Receivable of $86.5 million represent 5.5 days of sales outstanding (DSO) with the Health Plan commercial only DSO running at 4.4 days. Days in Claims Payable (DCP) were 54.0 compared to the prior quarter of 55.8. Reduction in DCP was primarily due to timing of claim payments and reduction of inventory levels from the prior quarter.

First Health Businesses First Quarter Highlights

The First Health acquisition closed on January 28, 2005 and therefore only results from January 28, 2005 through March 31, 2005 are included in Coventry’s first quarter financial statements.

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Revenues. Overall revenues of $141.9 million were consistent with Coventry’s seasonally-adjusted expectations. Revenues by business line are contained in the First Health operating statistics schedule included with this press release.

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Selling, General & Administrative (SG&A) Expenses. SG&A expenses were 65.3% of operating revenues for the quarter. Since the transaction closed on January 28, 2005, 213 positions have been eliminated, and an additional 255 positions have been notified of termination to become effective before the end of the year. Coventry is on track to achieve the $25 million of synergies for 2005 outlined in previous guidance.

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Revenue Guidance. Overall revenue for 2005 for the First Health businesses is expected to be between $885 million and $905 million on a full year basis. Due to the timing of the closing on January 28, 2005, Coventry expects to realize approximately 11/12 of the full year estimate in calendar year 2005 results. This timing adjustment also applies to the First Health business specific guidance provided below.

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Federal Employees Health Benefits (FEHB). Final January open enrollment results were slightly better than expected with 262,000 actual subscribers enrolled versus an expected enrollment of 260,000 subscribers. The 262,000 subscribers results in total Mail Handlers’ membership of 483,000. Total revenue in 2005 is expected to be between $220 million and $230 million on a full year basis.

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Corporate/ National Accounts. Total revenue in 2005 for Corporate/National Accounts is expected to be between $155 million and $165 million on a full year basis. As of March 31, 2005, the National Accounts business is comprised of approximately 806,000 members in 130 customer accounts.

•	Network Rental. Total revenue in 2005 for the Network Rental business is expected to be between $95 million and $105 million on a full year basis.

•	Workers’ Compensation. Total revenue in 2005 for the Workers’ Compensation business is expected to be between $215 million and $225 million on a full year basis.

•	Medicaid/Public Sector. Total revenue in 2005 for the Medicaid/Public Sector business is expected to be between $185 million and $195 million on a full year basis.

Consolidated 2005 Guidance Details

Q2 2005 Guidance

•	Total Revenues of $1.64 billion to $1.68 billion
•	Earnings per share (EPS) on a diluted basis of $1.12 to $1.14

2005 Full Year Guidance

•	Risk revenues in the range of $5.78 billion to $5.88 billion
•	Management services revenues of $875.0 million to $925.0 million
•	Medical loss ratio (MLR) of 80.0% to 81.0% of risk revenues
•	Selling, general, and administrative expenses (SG&A) of $1.15 billion to $1.17 billion
•	Depreciation and amortization expense of $85.0 million to $95.0 million
•	Investment income of $45.0 million to $48.0 million
•	Interest expense of $56.0 million to $60.0 million
•	Tax rate of 37.0 % to 37.5%
•	Diluted share count of 107.5 million to 108.5 million shares
•	Earnings per share (EPS) on a diluted basis of $4.48 to $4.58

Mr. Wolf will host a conference call at 8:30 a.m. EST on Tuesday, May 3, 2005. To listen to the call, dial toll-free at (800) 810-0924 or, for international callers, (913) 981-4900. Callers will be asked to identify themselves and their affiliations. The conference call will also be broadcast over the Internet at www.cvty.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the Securities and Exchange Commission (SEC). A replay of the call will be available for one week at (888) 203-1112, or for international callers, (719) 457-0820. The access code is 4360719.

This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2004.

Coventry Health Care is a national managed health care company based in Bethesda, Maryland operating health plans, insurance companies, network rental / managed care services companies, and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicaid, Workers’ Compensation and Network Rental to a broad cross section of employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.cvty.com and www.firsthealth.com.

COVENTRY HEALTH CARE, INC.

HEALTH PLAN MEMBERSHIP

(Amounts in thousands)

	March 31,	December 31,	March 31,
	2005	2004	2004

Health Plan Membership By Market
Delaware	101	102	103
Georgia	70	73	82
Illinois – Central	86	87	86
Iowa	64	66	74
Kansas City	209	209	213
Louisiana	76	76	73
Michigan	63	62	0
Nebraska	47	50	49
North Carolina	118	119	123
Pennsylvania	723	740	716
St. Louis	451	495	488
Utah	195	187	179
Virginia	170	169	163
West Virginia	76	74	82
Total Health Plans	2,449	2,509	2,431

Membership By Product:

Fully-Insured
Commercial	1,429	1,483	1,479
Medicare	73	69	67
Medicaid	403	397	335
Total Fully Insured	1,905	1,949	1,881

Administrative Services Only	544	560	550

Total Membership	2,449	2,509	2,431

COVENTRY HEALTH CARE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

	Quarters Ended
	March 31,
	2005	2004
	(unaudited)	(unaudited)
Operating revenues:
Health Plan fully insured premiums	$ 1,394,439	$ 1,259,581
Health Plan management services	28,892	28,386
First Heath fully insured premiums	6,932	0
First Health management services	134,937	0
Total operating revenues	1,565,200	1,287,967

Operating expenses:
Medical costs – Health Plans	1,112,981	1,023,738
Medical costs – First Health	6,168	0
Selling, general, administrative – Health Plans	159,090	149,210
Selling, general, administrative – First Health	92,647	0
Depreciation and amortization	15,840	4,309
Total operating expenses	1,386,726	1,177,257

Operating earnings	178,474	110,710
Operating earnings percentage of total revenues	11.4%	8.6%

Debt interest and amortization expense	12,908	3,572
Other income, net	13,957	10,841

Earnings before income taxes	179,523	117,979

Provision for income taxes	66,872	43,652
Net earnings	$ 112,651	$ 74,327

Net earnings per share, basic	$ 1.12	$ 0.85
Net earnings per share, diluted	$ 1.09	$ 0.82

Weighted average shares outstanding, basic	100,753	87,920
Weighted average shares outstanding, diluted	103,298	90,622

COVENTRY HEALTH CARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$318,465	$417,636
Short-term investments	426,148	349,722
Accounts receivable, net	213,431	104,924
Other receivables, net	82,573	47,070
Deferred income taxes	59,856	37,368
Other current assets	32,402	16,307
Total current assets	1,132,875	973,027

Long-term investments	1,059,290	960,379
Property and equipment, net	318,889	32,193
Goodwill	1,576,142	280,615
Other intangible assets, net	444,634	38,491
Other long-term assets	65,064	55,895
Total assets	$4,596,894	$2,340,600

Liabilities and Stockholder’s Equity

Current liabilities:
Medical liabilities	$712,516	$660,475
Accounts payable and accrued liabilities	361,917	211,809
Deferred revenue	115,825	59,536
Current portion of long-term debt	30,000	0
Total current liabilities	1,220,258	931,820

Long-term debt	998,000	170,500
Other long-term liabilities	255,341	25,854
Total liabilities	2,473,599	1,128,174

Stockholders’ equity	2,123,295	1,212,426

Total liabilities and stockholders’ equity	$4,596,894	$2,340,600

COVENTRY HEALTH CARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

(unaudited)

Quarter Ended
March 31, 2005

Cash flows from operating activities:
Net earnings	$112,651
Depreciation and amortization	15,840
Amortization of deferred compensation	4,642
Changes in assets and liabilities
Accounts receivables, net	20,620
Medical liabilities	10,272
Accounts payable and accrued liabilities	26,112
Deferred revenue	29,213
Other operating activities	(2,085)
Net cash flows from operating activities	217,265

Cash flows from investing activities
Capital expenditures, net	(15,710)
Payments for investments, net of sales and maturities	(84,239)
Payments for acquisitions, net of cash acquired	(863,454)
Net cash flows from investing activities	(963,403)

Cash flows from financing activities
Proceeds from issuance of stock	4,322
Proceeds from issuance of debt	850,145
Payments for retirement of debt	(207,500)
Net cash flows from financing activities	646,967

Net change in cash and cash equivalents for current period	(99,171)
Cash and cash equivalents at beginning of period	417,636
Cash and cash equivalents at end of period	$318,465

Cash and Investments:
Cash and cash equivalents	$318,465
Short-term investments	426,148
Long-term investments	1,059,290
Total cash and investments	$1,803,903

COVENTRY HEALTH CARE, INC.

SELECTED OPERATING STATISTICS

HEALTH PLAN ONLY

(Unaudited, excluding charges)

	Q1 2005	Total 2004	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Total 2003

Revenue PMPM
Commercial	242.10	226.59	231.36	228.36	224.56	222.08	206.08
Medicare	768.60	695.96	707.74	698.82	693.74	683.12	629.52
Medicaid	157.46	145.23	153.43	143.87	140.61	141.49	139.69
Management Fees	17.71	17.10	17.37	16.68	17.06	17.28	17.86

Medical PMPM
Commercial	190.71	179.21	181.17	182.12	177.19	176.36	164.59
Medicare	631.85	579.92	592.51	541.55	579.18	607.02	527.84
Medicaid	131.33	126.88	136.98	122.86	122.80	122.98	122.25

MLR %
Commercial	78.8%	79.1%	78.3%	79.8%	78.9%	79.4%	79.9%
Medicare	82.2%	83.3%	83.7%	77.5%	83.5%	88.9%	83.8%
Medicaid	83.4%	87.4%	89.3%	85.4%	87.3%	86.9%	87.5%
Total	79.8%	80.5%	80.4%	80.1%	80.3%	81.3%	81.2%

SGA % of revenues	11.2%	11.5%	11.3%	11.6%	11.6%	11.6%	12.0%
SGA PMPM	21.68	20.81	20.78	21.05	20.86	20.54	20.60

Claims Statistics
Claims Inventory	139,462		149,263	143,645	161,212	142,080	128,556
Inventory Days on Hand	1.4		1.6	1.5	1.7	1.5	1.2
Total Medical Liabilities (000’s)	$668,132		$660,475	$646,277	$644,652	$645,017	$597,190
Total Days in Medical Liabilities	54.03		55.80	56.99	56.96	57.33	56.69

Member Growth
Same Store	(60,000)	64,000	1,000	(12,000)	27,000	48,000	157,000
Acquisition	0	62,000	62,000	0	0	0	191,000

COVENTRY HEALTH CARE, INC.

SELECTED OPERATING STATISTICS

FIRST HEALTH & CONSOLIDATED COVENTRY

(Unaudited, excluding charges)

	Q1 2005	Total 2004	Q4 2004	Q3 2004	Q2 2004	Q1 2004	Total 2003

FIRST HEALTH

Membership
National Accounts	806,000	n/a	n/a	n/a	n/a	n/a	n/a
Mail Handlers	483,000	n/a	n/a	n/a	n/a	n/a	n/a

Member Growth
National Accounts	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Federal Employees	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Revenues By Product Line (000s)
National Accounts	26,595	n/a	n/a	n/a	n/a	n/a	n/a
FEHBP	30,295	n/a	n/a	n/a	n/a	n/a	n/a
Network Rental	17,836	n/a	n/a	n/a	n/a	n/a	n/a
Medicaid / Public Sector	30,727	n/a	n/a	n/a	n/a	n/a	n/a
Workers’ Compensation	36,416	n/a	n/a	n/a	n/a	n/a	n/a
Total First Health Revenues	141,869	n/a	n/a	n/a	n/a	n/a	n/a

SGA % of revenues	65.3%	n/a	n/a	n/a	n/a	n/a	n/a

CONSOLIDATED COVENTRY

Operating income % of revenues	11.4%	9.4%	9.7%	9.6%	9.4%	8.6%	8.1%

SGA % of revenues	16.1%	11.5%	11.3%	11.6%	11.6%	11.6%	12.0%

Debt (millions)
8.125% Senior Notes due 2/15/12	170.5	170.5	170.5	170.5	170.5	170.5	170.5
5.875% Senior Notes due 1/15/12	250.0	0	0	0	0	0	0
6.125% Senior Notes due 1/15/15	250.0	0	0	0	0	0	0
Current Term Loan Facility	30.0	0	0	0	0	0	0
Long-Term Term Loan Facility	262.5	0	0	0	0	0	0
Drawn Revolving Credit Facility	65.0	0	0	0	0	0	0
Total Debt (a)	1,028.0	170.5	170.5	170.5	170.5	170.5	170.5

Stockholder’s Equity (b)	2,123.3		1,212.4	1,104.1	1,003.2	927.1	929.0
Total Capital (c=a+b)	3,151.3		1,382.9	1,274.6	1,173.7	1,097.6	1,099.5

Debt to capital ratio (a/c)	32.6%		12.3%	13.4%	14.5%	15.5%	15.5%